EXHIBIT 10.1

Corporate Divisions	Mailing Address:
GUARDIAN LABORATORIES	P.O. BOX 18050
HAUPPAUGE, NY 11788
Corporate Headquarters	TEL: (631) 273-0900
230 MARCUS BLVD.	FAX: (631) 273-0858
HAUPPAUGE, NY 11788	E-MAIL: pgc@u-g.com

June 22, 2023

SEPARATION AGREEMENT

Beatriz Blanco

473 Church Hill Rd.

Fairfield, CT 06825

Sent via Email (Beatrizblanco473@gmail.com)

Dear Beatriz:

This Agreement sets forth our mutual agreement and understanding with respect to the termination of your employment with United-Guardian, Inc. (“United-Guardian” or the “Company”) on mutually agreeable terms as set forth below. You and the Company agree that this Agreement represents the sole and complete agreement concerning your separation from employment with United-Guardian.

1.

Last Day of Employment.  Your employment with the Company shall terminate on July 8, 2023. You will receive your regular salary and benefits through that time. During this period, you shall not perform services for or on behalf of the Company unless specifically requested by the Chairman of the Board of Directors or by the person who succeeds you as President of the Company. You acknowledge that you have resigned as a member of the Board of Directors of the Company effective June 8, 2023.

2.

Return of Property.  On or before July 8, 2023, you agree to return any and all Company property including, but not limited to, documents and computer files within your possession or control. You must also provide United-Guardian with a list of login and password information used in the course of your employment with United-Guardian. You represent and agree that you will not keep copies of the Company’s property, its documents or any of its Confidential Information (defined below).

3.

Separation Payments.  Provided this Agreement becomes effective and you comply with the terms, in addition to the 30 days’ pay that you will be receiving during your 30-day notice period you shall also receive an additional payment equal to two (2) weeks’ pay at your current rate of pay, payable in accordance with the Company’s regular payroll practice. Taxes and other withholding amounts, as required by law, will be deducted from all payments to you.

4.

Paid Time Off.  On your last day of employment on July 8, 2023 you will be paid for all your accrued and unused PTO. We have calculated that your PTO balance as of July 8th will be equal to 156.81 hours.

5.

Benefits.  Your employee benefits (including medical, vision, dental, 401K, and life insurance) shall end on July 8, 2023. After your Company-provided benefits end, you may continue your existing medical, hospitalization, and dental insurance coverage pursuant to a federal law known as COBRA. You will receive information on COBRA in a later mailing.

6.	References. The Company will respond to any questions about your employment with or separation from United-Guardian by confirming your title and dates of employment.

7.

Acknowledgments.  You understand and agree that WITHOUT THIS AGREEMENT, you would not otherwise be entitled to the payments specified in paragraph 3 of this Agreement. Further, by signing this Agreement, you agree that: (a) you are not entitled to any other payments and/or benefits that are not specifically listed in this Agreement; (b) you have received all compensation and benefits from United-Guardian to which you were entitled under the Fair Labor Standards Act (FLSA) and/or New York Labor Law; and (c) you took or were provided the opportunity to take all leave and receive all benefits which you were entitled to take or receive.

8.

General Release of All Claims by You.  In exchange for the payments and benefits outlined above and the Company’s promises set forth in this Agreement, on behalf of yourself (and your heirs, successors and assigns), you hereby release United-Guardian, and all of its respective directors, officers and employees, as well as any and all parents, affiliates, subsidiaries, successors and assigns (collectively the “Releasees”), from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:

a)

any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys’ fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and

b)

any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Civil Rights Act of 1866, 42 U.S.C. §§  1981, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., the Sarbanes Oxley Act of 2002, the National Labor Relations Act, 29 U.S.C. § 151, et seq., the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001-1461, the New York Labor Law, the New York State Human Rights Law, the New York Executive Law §290 et seq., and the New York Workers’ Compensation Law; and

c)	any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and

d)

any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys’ fees and/or costs.

9.

Confidential Information.  You agree that you shall not publish, use or disclose Confidential Information to any entity, Company or person. “Confidential Information” means any and all information, whether written or verbal, (other than information that is public knowledge or readily available to the public), which relates to the Company’s operations, computer software data, documentation, processes, business plans, purchasing, trade secrets, or finances, including, but not limited to, the following: (a) financial information and data; (b) information pertaining to personnel and compensation; (c) marketing plans and related information; (d) the names, addresses, contact information and practices of clients, brokers, carriers, vendors, suppliers, and referral sources; (e) business methods, techniques, plans, computer programs and files, know-how, improvements, trade secrets, concepts or writings; (f) any data relating to business contacts, vendor lists or supplier matters; (g) any technical data, marketing and business data, pricing and cost information, business, real estate, and marketing plans; (h) any information that the Company has received from a third-party and is obligated to treat as confidential; (i) all other confidential information of, about, or concerning the Company; and (j) all analyses, compilations, forecasts, studies and other documents by whomsoever prepared which contain any of the foregoing information or data. If Confidential Information is required to be produced by law, court order, or governmental authority, you must immediately notify the Company of that obligation, and disclose only that part of the Confidential Information that is advised by counsel that you are legally required to furnish. The Company may, at its sole expense, move the ordering court or authority for a protective order or other appropriate relief.

10.

Continuing Obligations.  In exchange for the promises set forth in this Agreement, you acknowledge and agree that the provisions of paragraph 7 of your Employment Agreement, dated October 10, 2022, are intended to and shall survive the termination of your employment and the execution of this Agreement, and shall remain in effect in accordance with their terms.

11.

No Claims Filed.  As a condition of United-Guardian entering into this Agreement, you represent that you have not filed, and will not file, any claim against the Company or any of the Releasees relating to your employment, your separation from employment or otherwise.

12.

Confidentiality.  You agree that the terms of this Agreement are CONFIDENTIAL. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor or immediate family members. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

13.

No Negative Statements by You. You agree not to make any negative, disparaging, or defamatory statements, whether in writing, orally, through social media or on any internet-based platform or venue, about United-Guardian or the Releasees, or their financial status, or which damages them in any of their business relationships.

14.

No Negative Statements by the Company. The Company agrees to advise the Company’s executive officers and board members not to make negative, disparaging or defamatory statements, whether in writing, orally, through social media or on any internet-based platform or venue, about you. However, nothing in this Agreement shall prevent a Company executive officer or board member from providing truthful testimony under oath in a judicial proceeding or to limit that individual’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

15.	Non-admission of Wrongdoing. By entering into this Agreement, neither you nor United-Guardian and the Releasees admit any wrongdoing or violation of law.

16.	Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

17.	Jurisdiction and Applicable Law. This Agreement arises out of employment in the State of New York and it shall be subject to and governed by the laws of the State of New York.

18.

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon United-Guardian, its successors, and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon you and your heirs, executors, administrators, representatives, successors, and assigns.

19.

No Third Party Beneficiaries.  Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest, or remedy for the benefit of any person other than as otherwise provided in this Agreement.

20.

Entire Agreement.  This Agreement contains the entire agreement between you and the Company relating to your employment and end of your employment and replaces any prior agreements or understandings between you and the Company relating to your employment and the end of your employment with the Company.

21.	Waiver. By signing this Agreement, you acknowledge that:

a)	You have carefully read, and understand, this Agreement;

b)	You have been given 21 days to consider your rights and obligations under this Agreement and to consult with an attorney;

c)	You have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f)

You KNOWINGLY AND VOLUNTARILY RELEASE UNITED-GUARDIAN and the Releasees from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing, and that these payments and benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

g)	The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination In Employment Act of 1967; and

h)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

22.

Return of Signed Agreement.  Please sign below and return the complete signed Agreement (not just the signature page) to Ken Globus at kglobus@gmail.com no later than twenty-one (21) days from the date you received this Agreement. If you fail to return the signed Agreement by July 8, 2023 this offer shall expire.

23.

Effective Date.  You have seven (7) days from the date you sign this Agreement to change your mind. If you change your mind, you must send written notice of your decision to Ken Globus at kglobus@gmail.com, so that your revocation is received no later than the eighth (8th) day after you originally signed the Agreement. You understand that the Company will not be required to make the payments or provide the benefits set forth in paragraph 3 unless this Agreement becomes effective.

24.

Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile or electronic transmission. The facsimile or electronic transmission of any signed original document or any retransmission of any signed facsimile or electronic transmission will be deemed the same as delivery of an original.

Very truly yours, United-Guardian, Inc. /S/ Ken Globus Ken Globus Chairman
Agreed and Accepted:
/S/ Beatriz Blanco Beatriz Blanco	Date: 6/26/23